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                            ARTICLES OF INCORPORATION

                                       OF

                       IMPERIAL SPECIAL INVESTMENTS, INC.

                                       I.

The name of this corporation is Imperial Special Investments, Inc.

                                       II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

The name and address in the state of California of this corporation's initial agent for service of process is:

Name:  Richard M. Baker
Address:  9920 S. La Cienega Blvd. Suite 636
City:  Inglewood              State:  California      Zip:  90301

                                       IV.

This corporation is authorized to issue only one class of shares of common stock; and the total number of shares which this corporation is authorized to issue is ten billion (10,000,000,000).



                                            /s/ Richard  M. Baker
                                            ------------------------------------
                                            Richard M. Baker, Incorporator